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                                                                       EXHIBIT 5


                           JONES, DAY, REAVIS & POGUE
                               3500 SunTrust Plaza
                              303 Peachtree Street
                           Atlanta, Georgia 30308-3242
                                  (404)521-3939

                                January 5, 2000

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia  20191

       Re: Registration Statement for 9.375% Senior Serial Redeemable Notes due 2009

Ladies and Gentlemen:

       We are acting as counsel to Nextel Communications, Inc., a Delaware corporation (the "Company") in connection with the preparation of the Company's registration statement on Form S-4 (the Form S-4, including any amendments and supplements thereto, is referred to herein as the "Registration Statement") as filed with the Securities and Exchange Commission on December 16, 1999 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the Company's offer to exchange (the "Exchange Offer") up to $2,000,000,000 aggregate principal amount of its 9.375% Senior Serial Redeemable Notes due 2009, which have been registered under the Securities Act (the "Exchange Notes") for any and all of its outstanding 9.375% Senior Serial Redeemable Notes due 2009, which were issued on November 12, 1999 in a private placement (the "Private Notes"). The Private Notes were, and the Exchange Notes will be, issued pursuant to the Indenture, dated as of November 12, 1999 by and among the Company and Harris Trust and Savings Bank, as Trustee (the "Indenture").

       As counsel for the Company, and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters as we have deemed advisable and have examined originals or copies, certified or otherwise, identified to our satisfaction as true copies of originals, of those corporate records, agreements, certificates, documents, and other instruments and such certificates or comparable documents of public officials and representatives of the Company and have made such other and further investigations as we have deemed relevant, necessary or appropriate to enable us to render the opinion expressed below. We have assumed, without independent verification, the genuineness and authorization of all signatures, the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed, or photostatic copies.

       Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Exchange Notes have been duly authorized, and when executed by


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authorized officers of the Company, authenticated by the trustee, and issued in accordance with the Indenture and as described in the Registration Statement, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading "Legal Matters" in the prospectus which is part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Jones, Day, Reavis & Pogue